Exhibit 99.1

Allied Motion Reports Results For the First Quarter Ended March 31, 2013

DENVER--(BUSINESS WIRE)--May 10, 2013--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced the results for the quarter ended March 31, 2013 with net income of $960,000 or $.11 per diluted share compared to net income of $1,158,000 or $.14 per diluted share for the quarter ended March 31, 2012. Revenues for the quarter decreased 6.3% to $25,143,000 compared to $26,847,000 last year. Cash increased to $8,420,000 for the quarter compared to $4,581,000 at the end of the same quarter of 2012.

Beginning in 2013, we are no longer including the full value of blanket purchase orders when received from customers and will only report them as bookings when they are released to production. To ensure an accurate comparison, we will also present bookings and backlog throughout 2013 in the same manner as the prior year. Bookings for the quarter ended March 31, 2013 were $25.3 million compared to last year’s bookings of $23.0 million using the prior method and $21.0 million using the new method. Backlog as of March 31, 2013 was $28.0 million using the new method and was $31.4 million using the prior method compared to $40.9 million as of March 31, 2012.

“Sales in the first quarter of 2013 were down 6.3% compared to the first quarter of 2012, with sales in Europe flat and sales in the U.S. down 11.6%. During the quarter, our served markets of medical, vehicle and electronics were down, while the industrial and aerospace and defense markets were up,” commented Dick Warzala, President and CEO of Allied Motion. “On the positive side, the quarter to quarter downward sales trend we experienced throughout 2012 was reversed in the first quarter of this year, with sales increasing by 4.9% in the first quarter of 2013 compared to the fourth quarter of 2012. During the remainder of 2013, we will continue to closely monitor our served markets as we expect them to stabilize and provide growth as we move through the year. Our balance sheet is strong which puts us in a good position to support our growth strategy in the future. To further support our growth, our platform product development efforts continually create new opportunities for our company by designing innovative 'Motion Solutions That Change the Game' and meet the current and emerging needs of our customers in our served market segments.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s May 10, 2013 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended March 31,
HIGHLIGHTS OF OPERATING RESULTS	2013	2012
Revenues	$25,143	$26,847
Cost of goods sold	17,620	19,210
Gross margin	7,523	7,637
Selling expenses	1,293	1,365
General and administrative expenses	2,992	2,947
Engineering and development expenses	1,747	1,553
Amortization of intangible assets	84	174
Total Operating Expenses	6,116	6,039
Operating income	1,407	1,598
Other income (expense), net	5	10
Income before income taxes	1,412	1,608
Provision for income taxes	(452)	(450)

Net income	$960	$1,158
PER SHARE AMOUNTS:
Diluted income per share	$0.11	$0.14
Diluted weighted average common shares	8,733	8,565

CONDENSED BALANCE SHEETS	March 31, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$8,420	$9,728
Trade receivables, net	12,696	10,806
Inventories, net	13,938	14,701
Other current assets	2,632	2,794
Total Current Assets	37,686	38,029
Property, plant and equipment, net	8,548	8,631
Deferred income taxes	4,050	4,103
Intangible assets, net	2,278	2,431
Other long-term assets, net	2,341	1,991
Goodwill	5,608	5,782
Total Assets	$60,511	$60,967

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$399	$397
Accounts payable	5,577	5,748
Accrued Liabilities	4,448	5,926

Total Current Liabilities	10,424	12,071
Deferred Income Taxes	894	935
Other long-term liabilities	6,113	5,809
Total Liabilities	17,431	18,815
Stockholders’ Equity	43,080	42,152
Total Liabilities and Stockholders’ Equity	$60,511	$60,967

	For the Three Months Ended March 31,
CONDENSED STATEMENTS OF CASH FLOWS	2013	2012
Cash flows from operating activities:
Net income	$960	$1,158
Depreciation and amortization	413	489
Other	305	325
Changes in working capital	(2,809)	(4,946)
Net cash used in operating activities	(1,131)	(2,974)

Cash flows from investing activities:
Consideration paid for acquisition	--	(1,350)
Purchase of property and equipment	(298)	(586)
Net cash used in investing activities	(298)	(1,936)

Cash flows from financing activities:
Stock transactions under company stock plans	403	439
Dividends paid	(210)	(216)
Net cash provided by financing activities	193	223

Effect of foreign exchange rate changes on cash	(72)	113
Net decrease in cash and cash equivalents	(1,308)	(4,574)
Cash and cash equivalents at beginning of period	9,728	9,155
Cash and cash equivalents at March 31	$8,420	$4,581

CONTACT:
Allied Motion Technologies Inc.
Sue Chiarmonte / Robert Maida
303-902-8313